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                                    CONSENT



    We hereby consent to the reference to our firm appearing under the captions "Certain Federal Income Tax Consequences" and "Legal Matters" in Post-Effective Amendment No. 1 to the Registration Statement (Form F-4 No. 333-15409) and related Prospectus of Sun International Hotels Limited and to the filing therewith of our opinion dated November 1, 1996 with respect to certain tax consequences of the Merger. In giving this consent we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission.



                                          GIBSON, DUNN & CRUTCHER LLP



November 6, 1996